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                                                                    EXHIBIT 99.5

FOR IMMEDIATE RELEASE
---------------------

Contact:  Tom Mayer
          Symplex Communications
          (480) 502-9294
          bulldog810@aol.com

               SYMPLEX RECEIVES COMMITMENTS FOR INTERIM FUNDING

WHITMORE LAKE, MI, NOVEMBER 22, 2000--Symplex(R) Communications Corporation (CDNX:SYC.U), a worldwide provider of custom Internet solutions, announced today that due to the present tenuous financial condition of the company, and upon the advice of legal consul, it had halted trading of its stock on November 20, 2000. Trading was halted to permit the Company to identify available funding to bridge it until management could identify viable potential acquirers for the purchase of the Company's assets. Commitments have now been received from private lenders to provide operating funds during this discovery period.

About Symplex Communications
Symplex, headquartered in Whitmore Lake, Mich, manufactures network enhancement devices that provide cost savings, improved throughput performance, and reliability for enterprise networks. Symplex is best known for the Datamizer(R) line of data compressors that optimize leased lines, satellite links, and frame relay circuits. In addition to Datamizers, Symplex also manufactures the DirectRoute(R) line of switching access systems designed specifically for cost-effective high-speed Internet and intranet access. Founded in 1981, Symplex is the most long-standing internetworking solutions provider with a 19-year record of technological innovation. Symplex is a publicly held company, traded on the Canadian Venture Exchange under the ticker symbol SYC.U.

The statements contained in this press release which are not historical in nature are forward-looking statements based on current expectations that involve risks and uncertainties. Symplex's actual results may differ materially from the results or expectations discussed in the forward-looking statements. Factors that might cause such a difference include risks associated with the effectiveness of the Company's sales and marketing strategies to reengage with its Datamizer installed based, its ability to raise additional capital, the appeal of the Company's family of products, and the ability of the Company to enter into strategic alliances and collaborate with others in the industry. These and other risks are detailed from time to time in the Company's reports filed with the SEC, including its Form 10-KSB for the year ended December 31, 1999 and its Form 10-QSB for the quarter ended September 30, 2000.

For more information, contact Symplex Communications at 734/449-9370 or on the Web at www.symplex.com.

                                     # # #

Signed By:



Tom Mayer
Interim President and CEO
Symplex Communications Corporation

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.